Exhibit 99.1

TRANSCRIPT

Third Quarter of 2008 Earnings Conference Call

November 10, 2008, 1:30pm Pacific

Event ID: 1999714

Culture: en-US

Event Name: Q3 2008 STEC, Inc. Earnings Conference Call

Event Date: 2008-11-10T21:30:00 UTC

C: Mitch Gellman; STEC, Inc.; VP of IR

C: Raymond Cook; STEC, Inc.; CFO

C: Dan Moses; STEC, Inc.; Former CFO, Director

C: Raymond Cook; STEC, Inc.; CFO

P: Gary Hsueh; Oppenheimer Funds; Analyst

C: Manouch Moshayedi; STEC, Inc.; Chairman, CEO

P: Rich Kugele; Needham & Company; Analyst

P: Aaron Rakers; Wachovia; Analyst

P: Jeffrey Schreiner; Capstone Investments; Analyst

P: Bob Gujavarty; Deutsche Bank; Analyst

P: Sal Kamalodine; B. Riley; Analyst

P: Kevin Vassily; Pacific Crest; Analyst

P: Orin Hirschman; AIGH Investment; Analyst

P: Betsy Van Hees; Caris & Company; Analyst

+++ presentation

Operator: At this time, I would like to welcome everyone to the STEC third quarter 2008 earnings conference call. Thank you. Mr. Gellman, you may begin your conference.

(OPERATOR INSTRUCTIONS)

Mitch Gellman: Thanks, Lindsay. Good afternoon, everyone, and thanks for joining us today for our Q3 2008 earnings conference call. With me today for today’s discussion and Q&A session are Chairman and CEO is Manouch Moshayedi, Raymond Cook, our newly appointed CFO, and Dan Moses, our retiring Chief Financial Officer and continuing director. First let me update on our Investor Relations calendar which includes a few busy, very busy weeks with our Analyst day next weekend in New York, the honor of doing the closing ceremony at the NASDAQ stock market and two conferences and a non-deal road show in Boston. First starting off next Monday, November 17th, we will host our analyst day, actually half day in New York City.

Later that day, again we will again be given the honor, very nice honor of doing the closing ceremony at the NASDAQ stock market. That’s at the NASDAQ MarketSite in Times Square. On Tuesday, the next day, November 18th, Manouch presents at the Oppenheimer 4th Annual Mid and Small Cap ‘Best Ideas’ Conference and that’s at the Millennium Broadway hotel in New York City. The following day, Wednesday, November 19th, Dan, Raymond and I will be at the Wachovia First Annual Midwest Technology and Services Day. That’s in Chicago at the Renaissance Chicago hotel. Manouch will spend the same day in Boston on a non-deal road show.

It is our hope of our management team that these opportunities enable you to either get a solid introduction to STEC, or if you already know us, gain updated, in depth understanding of STEC, including our intellectual property and solid state drive technology and how that IP impacts our key — that is Enterprise Storage and Enterprise Server — markets. Now I’d like to welcome Raymond Cook, our newly appointed CFO. Raymond’s attitude is fit with the personality of our management team, and the experience that he brings to us from a variety of publicly held technology companies, will be key ingredients in helping STEC to reach a new level, especially in one of the most exciting periods in our Company history. Raymond, welcome to our team.

Raymond Cook: Thanks very much.

Mitch Gellman: I want to give my two cents on Dan Moses. To my friend and colleague, Dan Moses, thank you for sharing 8 of your 16 years at STEC with me, our shareholders and the analysts and portfolio managers who we’ve been fortunate to meet with over the years. I admire you both as a CFO, seemingly to operate at high speed, yet always maintaining a clear 50,000 foot view of what would matter most to the long term development of STEC, and as a person who treated everyone with respect and therefore gained all of ours. Thanks for everything Dan and absolutely the best to you, Traci and CJ.

Dan Moses: Thank you.

Mitch Gellman: Various — and now to the nitty-gritty here. Various comments about the Company’s future expectations, plans and prospects made during today’s earnings conference call including the question and answer session constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Act of 1934 as amended, and are based on management’s current expectations. These forward-looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward-looking statements.

The risks and uncertainties are detailed under risk factors in filings with the Securities and Exchange Commission made from time to time by us, including our annual report on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, including the 8-K filed earlier today for this news release. The files are available under the category SEC filings in the investor relations section at our website, www.stec-inc.com. Forward-looking statements in this teleconference are generally identified by words such as believes, anticipates, expects, intend, name, will, and other similar expressions. However, these words are not the only way we identify forward-looking statements.

In addition, any statements that refer to expectations, projections or characterizations of future events or circumstances are forward- looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which represents our views only as of today. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if the estimates change and therefore we should not rely on the forward-looking statements as representing our views as of any date subsequent to today. Thanks again for joining us today. And now I would like to turn the call over to Dan.

Dan Moses: Thank you very much, Mitch, and welcome everyone. As most of you know, personal reasons, this will be my last earnings conference call with STEC as a Chief Financial Officer. I have very much enjoyed the past 16 plus years at STEC, and will greatly miss the day to day interaction with the STEC team. However, I am very excited about the future of STEC, and the fact that I will remain an important part of the Company’s future as I retain my membership on the Company’s board of directors. I look forward to continuing to participate and continued growth and success of STEC. I would also like to take this time to congratulate Raymond Cook, our newly appointed Chief Financial Officer. I truly believe that STEC is in a great position to grow the Company to the next level, and I believe that Raymond based on his experience and enthusiasm will help the Company to get there. I was very involved in the CFO search process, and I can assure you that STEC has hired an excellent new CFO. Raymond has extensive experience with publicly-held technology companies during his 21-year career as a corporate financial professional. Most recently, Raymond spent five years at Mindspeed Technologies, Inc., a publicly-held company, as Vice President Finance & Corporate Controller, and also served as interim Chief Financial Officer at Mindspeed in 2008. I will continue my employment with STEC for the next several weeks to ensure a smooth transition of the CFO duties. I know that you will all enjoy working with Raymond in the near future.

We are very pleased to once again report strong sequential growth in our quarterly revenue and non-GAAP diluted earnings per share, with continued increased sales of our ZeusIOPS product line with $13.7 million in revenue in the third quarter of 2008, up from $12.2 million in the second quarter of 2008. We expect more than $17 million in ZeusIOPS revenues in the fourth quarter of 2008, will enable us to surpass our goal of $50 million in ZeusIOPS revenue for the full-year 2008, a goal that Manouch has reiterated for over a year. Further, we believe that the Enterprise Storage and Server opportunity is still in its infancy stage.

Many of our customers are much further along in their testing of our Enterprise Storage and Server products as they prepare to deploy systems incorporating our SSDs. Furthermore, we continue to find additional opportunities for our ZeusIOPS and Mach8 product families for new customers across a wide array of industries looking to leverage the cost and power saving advantages of our SSDs in their high-end systems.

Our new 210,000 square foot facility in Malaysia continues to increase unit production on a monthly basis. We are very excited about the competitive advantages and the income tax benefits that the Malaysia facility will bring to us in the next few quarters. For the third quarter of 2008, on a continuing operations basis, revenue by product lines were as follows. Flash memory was $40.4 million or 63.53% of total revenues, a significant increase from $32.2 million in the second quarter of 2008. DRAM memory was $21.7 million or 38.3% of total revenues in the third quarter, a slight increase from $21.5 million in the second quarter of 2008, and service revenue was $1.5 million or 2.4% of total revenues. International sales comprised 29.3% of our total revenues in the third quarter of 2008, which represented a significant increase from the prior quarter.

Our average sale price for non-service revenue was flat at $36 per unit in both the second and third quarters of 2008. Average shipment density of our memory products remained flat also at 1.5 gigabytes in the second and third quarters of 2008. We shipped 1.7 million total non-service units in third quarter of 2008, which was an increase from 1.5 million units shipped in the second quarter of 2008.

Our GAAP results included several expense items that we do not expect to recur in our long-term operating model. These items are detailed in our third quarter of 2008 earnings release that was issued earlier today.

The following comparisons are based on non-GAAP operating expenses from continuing operations for the second and third quarters of 2008.

Non-GAAP sales and marketing spending increased from $4.5 million in the second quarter of 2008 to $4.7 million in the third quarter of 2008, due primarily to higher commissions paid on increased sales, and expenses related to the expansion of our international sales team.

Non-GAAP general and administrative spending increased slightly from $4.4 million in the third quarter, huh, huh, I’m sorry, from $4.4 million in the second quarter to $4.5 million in the third quarter of 2008.

Our non-GAAP research and development expenses increased from $4.2 million in the second quarter of 2008 to $4.7 million in the third quarter of 2008, due to an unusually large amount of inventory of approximately $600,000 that was expensed out of inventory for new product development and final verification in our engineering lab.

Our GAAP capital expenditures were $3.7 million during the third quarter of 2008 and were primarily due to production equipment that was put into service in Malaysia. Depreciation and amortization expenses were approximately $2.5 million during the quarter.

I’d like to thank you very much for joining us today. This concludes our prepared remarks and now I’m going to turn the call over for questions to Manouch, Raymond, Mitch and myself. Thanks very much.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS)

First question comes from the line of Gary Hsueh from Oppenheimer Funds.

Gary Hsueh: Thanks for taking my questions, and, incidentally, the broadcast over the telephone cut out a significant portion of your prepared remarks, so I apologize if some of the questions are repeats of what you already presented, but — just bigger picture, can you help me understand what sustaining your DRAM kind of business? I’m not a masochist here, expecting this to go zero, but given all the kind of macro economic situation and conditions out there, impacting into bad, how is DRAM holding up that well, in your business line in Q3?

Manouch Moshayedi: We’ve consistently said that our DRAM business is pretty much a stable business. Even though we are not trying to grow the DRAM business, our existing business is very stable. We’ve got customers who are quite stable in this, in that market. The products that we sell are very customized products, so there’s not too many suppliers of the same type of DRAM modules to those customers, so we don’t, — unlike the whole macro picture of DRAM, we don’t foresee the DRAM business suddenly dropping from the bottom of the floor.

Gary Hsueh: Okay.

Manouch Moshayedi: I know that you’re surprised, but we’ve been saying this for the past 45 quarters.

Gary Hsueh: Okay. And can you kind of walk me through margins, gross margin real quickly? Again, in your prepared comments, it cut out, but can you walk me through gross margins and specifically why gross margins are relatively flat-ish for a pretty good sequential uptick in revenues that would — I just assumed that given DRAM and memory, NAND Flash prices going down so much in the September quarter that — that would of acted as a tail wind to gross margins — higher gross margins for you.

Manouch Moshayedi: In our case, gross margins really don’t move that much up and down because of the price of Flash or DRAM that goes up and down. We basically, we look at DRAM and Flash as sort of a pass through inside — so if the price of Flash goes down for us, we will immediately drop the price of, the price of our product to our customers, so we try to maintain the same type of gross profit margin on each particular product going forward. The reason why it didn’t go the — didn’t go up — in fact we were forecasting it last quarter when we announced that our margins were, gross margins would actually go down in this quarter, simply because we have a small portion of our business that has gone into PCIE business, or the small mobile, ultra mobile type of laptops.

Gary Hsueh: Okay.

Manouch Moshayedi: But that the margins were going to go down, but fortunately, I think the number from ZeusIOPS we shipped out this quarter augmented that business, and therefore, kept our margins quite flat. We actually originally forecast margins to go down by a couple percentage points.

Gary Hsueh: And final question here, just housekeeping question, how much did you guys do in terms of share buy backs in the September quarter?

Manouch Moshayedi: We did not buy any shares back in September quarter.

Gary Hsueh: I notice that the current existing share repurchase plan expires on November 18th. Any thoughts on potentially what might happen there in terms of the share repurchase plan? Will that get extended?

Manouch Moshayedi: We have our board meeting next week and we will discuss that and we’ll see what the board decides to do then.

Gary Hsueh: Great, thank you.

Manouch Moshayedi: All right. Thank you very much for your question. Hello? Hello?

Operator: Next question comes from Rich Needham, from

Rich Kugele: Rich Kugele from Needham.

Rich Kugele: Just a couple questions. First to clarify, so you had $1.5 million from service, $13.7 million ZeusIOPS, and then can you just give the other breakdown so we have it, because it did cut out on that.

Dan Moses: Sure. sorry about that, Rich. The total Flash in the quarter was $40.4 million the $13.7 million is a subset of that $40.4 million and the non-ZeusIOPS which would be primarily be our smaller capacity factor items like compact Flash, would be the balance of the difference so about — $27 million or so, $26.5 million. Then you have DRAM at $21.7 million which was just a small increase from the prior quarter of $21.5 million and your IP services, $1.5 million.

Rich Kugele: Ok, can you give us a sense on how much then, went into the ultra mobile side? Is it possible to break that out?

Manouch Moshayedi: I think we shipped somewhere around $6 million or $7 million.

Rich Kugele: And you, by your comments and prepared remarks, in the press release, sounds like given that inventory reduction, you must be expecting a material sequential shipment?

Manouch Moshayedi: Well, not only in that, but our ZeusIOPS business is growing this quarter. I think already mentioned this, over $17 million ZeusIOPS this quarter, so all in all, we think the inventory will go down quite significantly in this quarter.

Rich Kugele: Okay. And then, I guess just to get to the more important side here, if we focus on just the top tier storage OEMs, can you give us a sense what rough percentage you think you’ve completed the quals on, or you will have by the end of the year? And the right way to think about maybe the first half and just in terms of the quals, when you think the quals will be completely done with, call it, the top tier storage OEMs?

Manouch Moshayedi: I think definitely by the end of this year, we would have completed all of the quals, with all of the top tier guys. And that’s about the top, I would say, 6, 7 players in that market and in fact, there was an announcement today and then the various news agencies that have got some sort of announcement on one of them that has just come out with a new product on this. But I think that by the end of this quarter, we will announce, either we will be allowed to announce or we would have already qualified on all of the major source players in the market.

Rich Kugele: Okay. And then, Raymond, if you would like to answer this, and welcome. And but it just, in terms of the STEC production out of Malaysia, can you give us a sense on when you think you might be able to get more than just the ultra mobile produced out of there, and how to think about that affecting the ’09 model for margins and taxes?

Dan Moses: I think we should have that completed by the end of the first quarter.

Rich Kugele: So you’ll be able to get the ZeusIOPS out of it?

Manouch Moshayedi: Yes. The plan is by the end of first quarter, we would, should have transitioned basically all of our production to Malaysia. We were working on getting Malaysia up and running on the ZeusIOPS side of things, and I think the first shipment of ZeusIOPS out of Malaysia will happen this quarter. We will increasingly, put the orders through Malaysia in the first quarter and I think by the end of first quarter, we will have completed all of the parts out of — transitioned all of the parts from Santa Ana to Malaysia.

Rich Kugele: Any thoughts on the model impact at least gross margin and taxes?

Manouch Moshayedi: We’ve said that, we’ve said that many times in the past. I think that all in all, we will increase our gross margins by about 1.5% to 2%, once we complete the transition to Malaysia. In terms of taxes, we will start, I would say, getting the benefits out of the taxes, second, third quarter of next year.

Dan Moses: Right.

Rich Kugele: Okay. Great.

Dan Moses: I think a longer term target, I think we are very comfortable in saying the effective tax rate could drop as much as 20% or possibly even below, depending on how much international business we end up doing, international to international customer.

Rich Kugele: Okay. That’s helpful. Thank you very much.

Manouch Moshayedi: Thanks Rich.

Operator: The next question comes from Aaron Rakers from Wachovia.

Aaron Rakers: Yah, thanks, guys, and congratulations. Best wishes, Dan. I guess real quickly, couple of things. I guess first, looking at the 10-Q you just filed, it looks like EMC had declined possibly as a percentage of revenue down to 12% versus 20% last quarter. Can you help us understand what the ramp looks like and why that sequential decline might have taken place?

Manouch Moshayedi: Yah. I don’t — it might have had a lot to do with the own launch timing, but otherwise, we are very happy with the amount of shipments that we’re doing to the customers on ZeusIOPS side, and definitely going to hit the number that we talked about, 6 quarters ago, to hit $50 million this quarter, this year. We will complete the $50 million this year, which is, which was our goal all along, and we’re very glad that we are finally getting to it.

Dan Moses: Also, a big difference is also the revenue base was much higher too right? So we went from $53 million and change to — $62 million, or $63.7 million, so part of it is just, just the denominator is bigger.

Manouch Moshayedi: — some of the growth we had this quarter was — [talking over one another]

Dan Moses: A lot of the growth we had this quarter was the ultra mobile notebook.

Aaron Rakers: And that actually leads me to my second question. It looks like you had a third plus-10% cost — at 11% of revenue this last quarter. Am I too assume that is predominantly the ultra mobile PC customer?

Dan Moses: Yes. It is.

Aaron Rakers: And then, I guess maybe more of a housekeeping thing for me, so when you guys came into the quarter, and you laid out your guidance for the current quarter in terms of EPS. I guess I’m a little bit confused with all the non-GAAP backing out of the expenses within the model, around the litigation customer evaluation and etc., can you help us understand what was factored into your guidance and what may be we should be thinking about here into the December quarter?

Dan Moses: Yah. I mean, it’s detailed out, if you look at the earnings release, there’s a lot of tables in the back that detail exactly what’s coming out of the non-GAAP numbers. But we’re in a very unusual period in the Company where there’s a lot of things that are either wrapping up, or are transitioning. One, we had last year, the sale of the consumer division and some arbitration, setting up this tax strategy for long-term, we’re transitioning our manufacturing to Malaysia, we were sued for the first time for an IP issue, so there’s things that are not normally happening to the Company that, we feel that once these things wrap up, if we were to count all those this time, you wouldn’t get a fair comparison year-to-year after when those types of things aren’t involved. So if you want to go through detail, I’d be happy, but there’s tables that detail every single line item.

Aaron Rakers: Okay, okay, when it comes specifically, I can understand the litigation piece of backing out the expenses, but with regard to the hiring and customer evaluation cost, is that something that is going to be a recurring theme going forward? in the model?

Manouch Moshayedi: No, the hiring thing — it was an opportunity we had this quarter to hire a team of engineers that we went through a head hunter to hire. It wasn’t just one person, it was 7 or 8 people in one time so therefore, this unusual for a planned new project we’re doing on the — on the customer evaluation, again, that only happens when we move from technology to technology. So for example when we went from DDR1 to DDR2 Now we’ve gone to DDR3, a one time usually, one time event, and so we don’t expect that sort of a cost to be recurring all the time.

Aaron Rakers: Fair enough, final question for me. What are you baking in in terms of your assumptions for your largest customer for the December quarter?

Manouch Moshayedi: For largest customer, our largest customer is a pretty stable customer, so we are baking the same things we baked before for them.

Aaron Rakers: So continued flat-ish growth, despite them guiding down 12% sequential?

Manouch Moshayedi: Yes, we are in, we are in parts of the business that actually have been doing quite well, compared to parts of business that haven’t been doing quite well.

Aaron Rakers: Thanks a lot.

Manouch Moshayedi: Thank you.

Operator: The next question comes from Jeffrey Schreiner with Capstone Investments.

Jeffrey Schreiner: Good afternoon, gentlemen. Thank you for taking my question. It seems we now see the first initial revenues for some ultra mobile PCs. I was kind of wondering as we look out to next quarter, and maybe in the first half of ‘09, are you starting to see maybe some momentum that you had in this line of business? Is it starting to slow at all? Have you seen any slowing ordering patterns from your customers?

Manouch Moshayedi: We initially, we only counted on this business for about three quarters, so starting in third quarter this year. So third quarter versus last — this quarter we are in, and first quarter of next year. Obviously, this quarter should be the highest quarter that the sales of this PCI business is happening. However, since our customers not selling this product line into retail channels, I don’t know if we are going to see a major pickup in this quarter and a major slowdown next quarter? Because this is all being done mostly out of the United States, and on the web. So I don’t think that you are going to see big huge retail channel stuffing, and things like that by our customer. So I don’t see the growth of this thing to be too peaky this quarter, I would say.

Jeffrey Schreiner: Thank you for the clarification. In regards to a second source provider, within the solid state drives, could you give us any progress updates there and what’s been going on?

Manouch Moshayedi: Yes, so lets start with the PCIE business — right now. We are the only vendor into this particular product line into this customer. When we get to a ZeusIOPS line of product line, we are again, we are still seeing no competition out there. No one still has got this type of technology out into the customer base. We still think it is going to take another maybe 9 more months or year to get into it. We also think that on the fiber channel part of our business, which is the biggest part of our business, we might never see a company in that market. Because all the forecasts are, that by somewhere around 2012, fiber channel will go away, and it will be replaced by SAS drives. So I don’t think that anybody is going to spends too much time building up a fiber channel type of a product line, and so, we are pretty convinced that fiber channel wise, we will be exclusive vendor into all of the customers that we are in today and qualify.

Jeffrey Schreiner: Okay.

Manouch Moshayedi: We are, right at this point, we are shipping SATA off the ZeusIOPS product line, and starting this month, we will be shipping SAS drives into one of our major customers also, so we think the growth of SAS drives will continue to basically accelerate into next year.

Jeffrey Schreiner: Okay. And one follow up question. I appreciate your time again, gentlemen, was just wondering in terms of, it’s been printed out there, and it’s been qualified in some of your SEC filings you have a sole supplier right now in the Samsung that is providing lot of the Flash memory to the company. Has the company been able to find a second provider of that type of memory to not be just sole sourced at what could be perceived at competitor?

Manouch Moshayedi: First of all, on most of the products that we are shipping into the SSD market today, we don’t see Samsung as a competitor, and mostly, we seem them at a partner to us on the very high end of the product line we ship. Samsung currently has the best SLC Flash out in the market, and we are able to — able to work with Samsung over the years to be able to perfect the product line and be able to give to our customers what they need, so on the ZeusIOPS side, we don’t see Samsung as a competitor. When we get to the PCIE side, because of the way that we can rapidly design products into these types of markets, we can act a lot faster than Samsung or other (inaudible) manufacturers, and therefore, we actually partner with Samsung in getting into these accounts.

They help us on with pricing and talking to the customers to be able to get some of these businesses that we wouldn’t otherwise get into. In terms of having other supplies, we can easily use other suppliers’ products into our SSDs from MLC Flash that is available out there to to SLC Flash that is out there. Matter of choice, in the relationship we have with Samsung today that we basically buy 100% of our Flash today from Samsung.

Jeffrey Schreiner: Okay. Thank you very much.

Manouch Moshayedi: You’re welcome

Operator: The next question comes from Bob Gujavarty from Deutsche Bank.

Bob Gujavarty: Again, congratulations on the nice quarter and guidance. I apologize if, again, I was cut off on some of the prepared comments, Dan, you usually give high level data on your kind of units and ASPs. Could you go you through that —

Dan Moses: Sure, no problem. Sorry about that, we’re not sure exactly what happened, but about half the people dropped off half the way through, so sorry about the problem there. So on the AFPs they were flat from Q2 to about $36 if you look at just DRAM and Flash price per unit. Average shipment density was flat at about 1.5 gigabytes for both quarters, and unit shipments were 1.7 million for the non-service units in Q3, versus 1.5 million units in Q2.

Bob Gujavarty: Okay. Great, and just within that, DRAM revenues were barely up a little bit? Could you give us a breakdown. Was that more units or ASP on the DRAM side?

Dan Moses: Yes, let me look at that. Actually, the units were up and ASPs were down, units were about 506,000 in Q2, at about $49.00 per unit, and there were about 537,000 units in Q3 at about $40.00, so as expected with pricing coming down, ASPs went down, but there’s some elasticity and we sold more units.

Bob Gujavarty: Great, and just kind of a housekeeping question. You mentioned inventory is coming down. I imagine receivables will come down so those two will be significant sources of cash for you guys going forward. Is there any significant uses of cash that should be aware of in 4Q?

Manouch Moshayedi: I think, Bob, I think receivables will go up in this quarter, as it turns into receivables and some of these receivables are 60 days long, so we expect our cash to go up in Q1, once we receive the cash that we would have shipped out this quarter. But, these are tough times in the market. We don’t know what’s going to happen in 2009, 2010, how long the economy will slow down. So we’ll probably keep having our cash here, and not do much with it unless we find a great opportunity — at a good price for a company to buy that has the technologies that we need, but at this point right now, we don’t have any plans for the cash.

Bob Gujavarty: Okay. Fair enough, and just a final question if I have time. You mentioned a little bit about SATA, SAS and how about in a kind a —, and then the PCI express cards as those are kind of the interfaces. What do you think is going to be the mainstream interface in kind of, let’s say, right the PCI Express, but below the Enterprise? Will that continue to be SATA? Kind of in the mainstream notebook?

Manouch Moshayedi: That’s mostly going to be SATA, 3 gig. And that’s one market we clearly are staying away from, because I think that that is going to be the most competitive part of this market and the most bloody part of this market, so we are staying as far away as we can from it. If we get pulled in by some customers, we might play a little bit, but it has to be at a measured type of revenue base. Our goal is to continue to grow as ZeusIOPS and Mach8/IOPS business, and we think both of those are pretty significant businesses, and with potential good size growth, in 2009 and beyond. So that’s where our focus is right now.

Bob Gujavarty: Thank you.

Manouch Moshayedi: You’re welcome.

Operator: The next question comes from Sal Kamalodine with B. Riley

Sal Kamalodine: Good afternoon. I wanted to just look at the balance sheet very quickly. If you could just help me understand the large increase in DSOs it’s well in excess of the sequential increase in revenue, and just if you could help me understand if that’s driven by the nature of the PCI Express business and going through an ODM, or if that was related to the timing of the shipments, maybe late in the quarter, and also if you could tie that into the fact that inventories are pretty much flat sequentially, but there’s a big increase in receivables?

Dan Moses: I think Manouch Moshayedi touched on this a little bit when he was talking about the cash situation a bit. So the inventory levels didn’t change much, even though revenues went up $10 million plus. If you are doing a basic, beginning of inventory, beginning period inventory-ending period inventory calculation, to calculate your terms, — you’re going to get a slow-down, but in actuality if you kind of look at where we exited the quarter, we probably were a little better off.

But, yes I would say that based on forecast and launching this enough PCI Express notebook business, we took in a significant amount of inventory as part of a plan with our customer, and we expect to flush through that a lot of it this quarter, and even more in Q1. So we’re going to see a shifting from inventory to receivables probably by the end this quarter, an additional shifting of inventory to receivables next quarter Q1, and then we will start to convert that cash in Q1. So we kind of went through a short-term period where we went a little slow on inventory, but we felt no risk to us, as part of a pre-agreed upon plan, and hopefully by end of Q1, all of our kind of ratios will be back to normal as far as DSOs for AR, days for inventory and the cash balance we expect to be higher.

Sal Kamalodine: Got it.

Manouch Moshayedi: Also, I think during the quarter, we might have still received some of the inventory that we has ordered during the quarter, so during the quarter, our inventory could have been a little bit higher than the ending inventory of the quarter. So that’s probably why you see inventory flat and receivables up.

Sal Kamalodine: Okay, then on that same topic of the inventory, is your expectation that within, say, the next couple of quarters you may have to go out and make another large inventory buy, just based on sort of the early indications you might be getting from existing or new customers?

Manouch Moshayedi: Usually, Sal, we don’t buy inventory based on — just based on purchase orders, so depending on what type of purchase orders we get, if they are fixed pricing, or if they are negotiable, we buy an appropriate amount of inventory. And we try to fix our margins in there, right than at the beginning when we are talking about a major — major launch like this.

Sal Kamalodine: Okay. Just a couple more, if I may. Staying on the PCI Express business, sounds like you’re going to have a lot of that flow through the P&L this quarter, and then a bit more in Q1. Can you just take a stab at what the first half of this coming year might look like? Just based on the fact that that business is going to trickle off, and the fact you’re going to be qualified at most of the top storage guys, I think in the past you also talked about the server business ramping in the first half of this year, so if you could just give us directionally what you expect the first half to look like in the Flash business?

Manouch Moshayedi: Frankly, I would take one quarter at a time, so right now, you’ve got our forecast for Q4. I wouldn’t dare put any numbers up for Q1, and Q2 of next year right now. That’s too far away for us to forecast. So I’ll wait until I can see what has happened to Q4, and then what’s happened in Q1 before I throw any numbers out.

Sal Kamalodine: Understood. And finally, the, can you talk about your controller road map for ‘09 and maybe compare and contrast what you see with competitors’ products?

Manouch Moshayedi: Frankly, we are only focusing on the Enterprise side of the market, so everything that we build is for this particular market, and we really don’t see anyone else doing anything on this Enterprise side, I think it is a big confusion going on between what people call Enterprise and what is not — in our view is not, so our controller development is completely decoupled from what is existing and what is coming into the market from our competitors. And we are going after — 64 channel type of controllers next to make sure that our ZeusIOPS type of product lines and most of the offerings that we do in the Enterprise side keeps growing and becomes faster and faster.

Sal Kamalodine: Thanks.

Manouch Moshayedi: You’re welcome. Thank you.

Operator: Next question comes from Kevin Vassily from Pacific Crest.

Kevin Vassily: Yah, hi. Just a quick question on customer quals. Any of the 6 to 7 customers you mentioned that would be likely qualified by the end of the year, are any of these Enterprise server applications or server customers or are these still primarily the high-end storage customers that you already qualified?

Manouch Moshayedi: The question was just for high-end storage customers. So these are just the high end storage customers?

Kevin Vassily: Okay. Do you anticipate any server application customers to be qualified by year end or is that still more likely a 2009 events?

Manouch Moshayedi: I think probably by the end of this quarter we’ll have a couple of those server applications also qualified.

Kevin Vassily: Okay. Great, thank you.

Manouch Moshayedi: You are welcome.

Operator: (OPERATOR INSTRUCTIONS)

Next question is from Orin Hirschman with AIGH Investment.

Orin Hirschman: Hello, how are you?

Manouch Moshayedi: Hello, how are you?

Orin Hirschman: Good. I wanted to know if you can give more color on the average selling prices for the high end systems that you are seeing through — IOPS systems — that you are seeing through EMC. Have you seen in the last few quarters since you started sales are you seeing any shift in terms of the density or anything, or is it too early to really tell?

Manouch Moshayedi: Densities are primarily the same as what they were, I mean from, from the original density’s that we were selling. I think they have stayed pretty steady in most of these — in most of these customers once they qualify a density, they keep — keep on buying the same density over and over again. So we are not seeing that much of a change on the density side.

Orin Hirschman: In terms of the ASPs based on the declining Flash pricing is that, has that made much difference at this point?

Manouch Moshayedi: As I mentioned, we tried to basically transfer all of that savings to our customers right away, so if there had been any changes in price of the SLC Flash, we would, we would give that, get that saving to the customer.

Orin Hirschman: Has that been material enough to dramatically shift of the overall ASPs to those same densities, to the point where you are actually shipping a lot more volume in terms of trying to make the revenue numbers.

Manouch Moshayedi: I wouldn’t say that — in these systems that we are selling into, the number of units in these systems, are very limited. We are talking about between 4 and 16 units of our products, into one of these major, you know, multi hundred thousand dollars type of products that our customers ship, so the number of units haven’t shifted that much. I think we are still seeing the beginning stages of the implementation of this product into the market, so I wouldn’t say that we’re going to see major volumes out there in the market until the second or third quarter of next year.

Orin Hirschman: Okay. My last question, has any major technical (inaudible) had to be reworked.

Manouch Moshayedi: Any thing technical that has to ? This is a technology Company, and everything that we sell is a difficult technology, so there are issues with every single one of our products that we ship into very high end markets all the time. And that’s why we hire more engineers. We increase our R&D budget all the time to make sure we can give the right support to our customers. You have to realize that the hard drive guys, who have perfected this system have taken about 30 years to do so. We are trying to fast-forward all the technologies within the year or two, and the compatibility of the Flash solid state drive, with a system that has been used to just a hard drive, you will always have some sort issue that has to be worked out, and we prefer to work it out with our customers. And that’s only one of the reasons why you don’t see too many competitors come into this market because this is a difficult thing to do.

Orin Hirschman: Have you worked through enough of the issues that the product is main stream cyclical to the OEMs?

Manouch Moshayedi: No, the product is not standard, and it’s not standard within, within everyone of our customers, even each product, each different system that they ship out has, takes a different firmware or hardware. And that actually gives us more and more confidence than number of — in this market will be very small and very limited, because the number of units for each system that you qualify is going to be limited at the end of the day.

Dan Moses: Just to give you an example, the largest Enterprise Storage customer we are in production with, it took us over a year of daily and weekly meetings with our engineering team and their engineering teams, and we went through more than 30 firmware revisions to optimize the performance of our products within their system, so there’s a lot of refinement, and firmware and hardware changes as you go through the process, which creates a pretty big barrier to entry in the high end.

Orin Hirschman: Okay. My question is, are they ready for prime time now? Even with the major customer where all of a sudden they are doing thousands of deployments, you feel comfortable in terms of the overall stability?

Manouch Moshayedi: No. The product that we have qualified with them in those particular systems, yes, those are finalized and we ship the exact same product over and over for those systems. But they are now putting these types of products into the multiple platforms and for each platform, you have to re-qualify again.

Orin Hirschman: On the ones you qualified for, you are saying the stability is good enough, it’s ready for prime time for them to ramp?

Manouch Moshayedi: Actually. Thank you.

Operator: The next question comes from Sal Kamalodine with B. Riley

Sal Kamalodine: A couple of brief follow ups. How much of the output came out of Malaysia this quarter?

Manouch Moshayedi: I would say somewhere around 40%.

Dan Moses: Right. That’s about right.

Sal Kamalodine: And what at what point should we expect the sort of non-GAAP expense pullout to cease.

Manouch Moshayedi: End of Q1.

Sal Kamalodine: Okay. And then circling back to the very first question on the DRAM business, the large networking customer, if I recall correctly, is about 2/3 of the DRAM business, or was at least last year. So just, just wondering how much visibility you have with that customer in the DRAM business?

Manouch Moshayedi: I think that’s a steady business for us.

Sal Kamalodine: Okay. And then finally, in the fiber channel business with the ZeusIOPS, do you get any sort of purchase obligations set up with your customers early on in the supply agreements

Manouch Moshayedi: Purchase obligations, you mean?

Sal Kamalodine: Meaning customers having an obligation to take on a certain amount of inventory.

Manouch Moshayedi: You know what, since our customers are single-source customers to us, there’s no competition out there. Every single one of the units that our customers ship out is a STEC drive. We don’t force anyone to take anything they don’t want too. They give us a good forecast. We give that forecast to our supplier, and based on that, we stage products.

Sal Kamalodine: Okay. Thanks.

Manouch Moshayedi: Thank you.

Operator: Next question comes from Betsy Van Hees from Caris & Company

Betsy Van Hees: Hi, thanks very much for taking my call.

Manouch Moshayedi: No problem, Betsy. Thank you for calling.

Betsy Van Hees: I’m sorry, I was one of those people that got dropped off as soon as Dan started speaking so unfortunately, I missed a lot of the prepared remarks. so I apologize if this a repeat. But congratulations on the quarter and guidance. And I was wondering if you could give us a little color, given the fact that it’s such an uncertain macro environment, the confidence level you have in the revenue guide that you gave for the quarter. (background noise)

Dan Moses: A little background noise from the your side

Betsy Van Hees: There is no one in here. So, I don’t know where that’s coming from.

Manouch Moshayedi: We are actually confident on this quarter right now, so the numbers for this quarter look very good.

Betsy Van Hees: Could you give us a little, maybe a little of color in terms of where that confidence lies from in terms of lot of it is — front-end loaded in terms of shipments? Just given the fact it’s a challenging environment and you guys are really bucking the macro economic head wind, so?

Manouch Moshayedi: On the ZeusIOPS side, we already have the purchase orders — we have about a 60 day lead time to build ZeusIOPS, so the orders for ZeusIOPS that are going to ship this quarter have already been here at the end of the October time frame beginning of November time line. So we are pretty confident that our ZeusIOPS is going to hit over $50 million, and will be like a $17 million to $18 million dollar range for this quarter. On the PC-IE thing, we have a good forecast, it is being pulled based on that forecast, so we are pretty confident that number is going to hit right.

On the regular DRAM side, again, that’s forecasted, that type of product goes straight into the Hub and gets pulled in as expected. On the compact Flash side of things that we ship out again for the next side of business, that’s pretty stable business, and again, is going into the Hub and is being pulled accordingly. So we feel pretty confident the numbers for this quarter that we had, we mentioned, we released are going to come true.

Betsy Van Hees: Okay, great. Thanks so much.

Manouch Moshayedi: Thank you, Betsy.

Operator: Your next question comes from Rich Kugele from Needham & Company

Rich Kugele: Yes, just one quick followup. Somewhat following on that last question, Given the macro environment, I mean historically, if you go back to ’01 and ’02, and even prior cycles storage companies have gone and used downturns to go and continue to innovate new products, so I would assume that your, that your qualifications nothing should change there, but have you gotten any sense on the timing of production orders? Have they cut back on the timing of when they think they will go to production, or has everything on that side remained the same?

Manouch Moshayedi: Frankly, the ZeusIOPS product line as you very well know, it’s a brand new technology into these systems. It reduces the amount of power that these systems use. It’s much faster, much more efficient, and frankly we are seeing quite a lot of excitement out of the customers who are today using ZeusIOPS and are qualifying ZeusIOPS that this is going to be a major product for them going into 2009. Frankly, without a ZeusIOPS type of product, I don’t know what else would have been introduced into this market to create some excitement. But data storage as a whole is not changing, the amount of data is not changing, it’s just growing every day. So we are very optimistic still about the storage business that we were doing, that business is going to keep on growing, and this 2008 was just a sampling of what we can do in that type of product we haven’t yet gone into major production of this product line. Once we do, I think the numbers will be significantly higher than what we are doing today based on just evals and samples.

Rich Kugele: Great, thank you very much.

Manouch Moshayedi: Thank you, Rich.

Mitch Gellman: Yes, this is Mitch, and just a couple comments. One for the — we don’t know what the malfunction was today, but we just want you to know we are checking into it. More importantly, we will be putting out a 8-K transcript for you, it’s due tomorrow by the filing deadline, but we will try to get that out as soon as we can so you can have the detailed information. The second thing is, for the many of you that have RSVP’d for our Analyst Day on next Monday, 17th in New York, we appreciate it. We have more attendance than we thought we would, so I’d like to ask if anybody wants to attend, please clearly RSVP to me by tomorrow close of business so we can just get our head count and security list in, and we look forward to hosting that event for you. Thanks very much.

Manouch Moshayedi: Thank you very much for calling in today. I want to thank Dan again for his 16 years of service to the Company. He’s done a great job, and also welcome Raymond here, and I’m sure he’s going to do as good a job as Dan. And he is a great guy, and he’s great adder to our Company, and he will be introduced to everybody that come to our analyst meeting on the 17th, and subsequently on the 18th on the Oppenheimer conference, and then on the 19th in the Wachovia conference, so anyone who wants to meet Raymond, they are welcome to show up at any of those events. Thank you for dialing in today.

Operator: This concludes the conference call. You may now disconnect.